Exhibit 19

RBC BEARINGS INCORPORATED

INSIDER TRADING POLICY

I.	POLICY

This policy is to govern the trading of the stock of RBC Bearings Incorporated (“RBC” or the “Company”) and other companies by RBC’s managers and above and other "insiders" to avoid violation of federal securities laws. Any transactions in the securities of RBC must strictly comply with this policy and the Procedures set forth in Section IV below.

II.	SCOPE

All (a) officers and directors of RBC or its subsidiaries, (b) employees of RBC or its subsidiaries who are awarded stock options or restricted stock under the Company’s equity incentive plan, and (c) designated persons of RBC (each of the foregoing being a "Subject Person"). Listing of all Subject Persons is included on Exhibit C. This policy also applies to family members, other members of a Subject Person’s household, and entities controlled by a Subject Person.

This policy applies to transactions in the Company’s securities (collectively referred to as the “Company’s securities”), including the Company’s common stock, its preferred stock, or any other types of securities that the Company may issue in the future, including derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

Transactions subject to this policy include purchases, sales and bona fide gifts of the Company’s securities.

III.	PROHIBITION OF INSIDER TRADING AND TIPPING

It is a violation of the federal securities laws and Company policy for any person to buy or sell any of the Company’s securities if that person is in possession of material, non-public information.

●	Information is material if it could reasonably affect a reasonable person’s investment decision whether to buy, sell or hold the stock. Although it is not possible to list all types of information that might be deemed material under particular circumstances, information concerning the following subjects is often found material: (i) internal forecasts or budgets; (ii) significant acquisitions or dispositions (including mergers, tender offers and asset purchase or sale transactions); (iii) major product changes or introductions; (iv) special dividends or changes in dividend policy; (v) new plant openings or closings or realignments; (vi) significant write-downs of assets or additions to reserves for bad debts or contingent liabilities; (vii) extraordinary management developments; (xiii) significant financing transactions; (ix) significant changes in the market price of raw materials or other supplies; (x) significant disputes with our suppliers or customers; (xi) labor negotiations; or (xii) significant litigation or investigations by governmental bodies. Information about a company generally is not material if its public dissemination would not have any impact on the price of the Company’s publicly traded securities. It should be noted that either positive or adverse information may be material.

●	It is non-public if it has not been disclosed to the public and, even after disclosure has been made, until a reasonable time has passed after it has been disclosed by means likely to result in widespread public awareness (e.g., SEC filings, press releases or publicly accessible conference calls).

Furthermore, it is illegal for any person in possession of material, non-public information to provide another person with such information or to recommend that the other person buy or sell any of the Company’s securities. In that case, both the “tippee” and the “tipper” may be liable. It also violates Company policy for any person to use such non-public information for personal benefit or to improperly disclose it to others outside of the Company.

These prohibitions also apply to material, non-public information about any other company that has been obtained in the course of a person’s work for the Company.

While all employees should be aware of the federal securities laws and Company policies related to insider trading and tipping, the Company may designate certain employees from time to time because of their position, responsibilities, or their actual or potential access to material information as Subject Persons. The listing of all Subject Persons is included on Exhibit C.

To avoid violating federal law that prohibits "insider trading" Subject Persons must not purchase or sell securities of RBC or of any other issuer of a security at a time when the Subject Person is aware of any material, non-public information about RBC or such other issuer, regardless of how that information was obtained. The Subject Person also must not permit any member of their family who they reside with (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Subject Person’s household, any family members who do not live in the Subject Person’s household but whose transactions in the Company’s securities are directed by the Subject Person or are subject to the Subject Person’s influence or control, such as family members who consult with the Subject Person before they trade in the Company’s securities, or anyone acting on the Subject Person’s behalf, or anyone to whom the Subject Person has disclosed the information, to purchase or sell such securities. Such restrictions also apply to any legal entities that the Subject Person influences or controls, including any corporations, partnerships or trusts, and transactions by such controlled entities should be treated for the purposes of this policy and applicable securities laws as if they were for the Subject Person’s own account.

These prohibitions against trading while in possession of material, non-public information (or using such information for personal benefit) also applies to material, non-public information about any other company that has been obtained in the course of a person’s work for the Company.

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary. If you are aware of material, non-public information when your employment or service relationship terminates, you may not trade in Company securities until that information becomes public or is no longer material.

After the information has been publicly disclosed through appropriate channels, a reasonable time should be allowed to elapse (at least two business days) before trading in the security, to allow for public dissemination and evaluation of the information.

IV.	Procedures

1.	SUBJECT PERSONS: The senior manager at each location where there are Subject Persons must ensure that all Subject Persons at that location are aware of this policy.

A.	As long as any Subject Person has material, non-public information relating to RBC or any other entity (e.g., a corporation or a partnership) (including any of RBC's customers or suppliers), the Subject Person may not buy or sell the securities of RBC or that entity. Equally important, the information may not be passed along to others.

B.	Subject Persons must not purchase or sell securities of RBC, whether or not the Subject Person possesses specific material, non-public information about RBC, unless

1.	the Subject Person has first signed and delivered a Trading Certification (see attached Exhibit A) to RBC's Senior Corporate Counsel, General Counsel or CFO, and

2.	the Trading Certification has been approved by RBC's Senior Corporate Counsel, General Counsel or CFO (in the case of purchases or sales by the CFO, General Counsel or Senior Corporate Counsel, the Trading Certification must be approved by one of the other two).

C.	Subject Persons must not purchase or sell securities of any entity known or believed to be one of RBC's significant customers or suppliers, whether or not the Subject Person possesses specific material, non-public information about such entity, unless

1.	the Subject Person has first signed and delivered a Trading Certification (see attached Exhibit A) to RBC's Senior Corporate Counsel, General Counsel or CFO, and

2.	the Trading Certification has been approved by RBC's Senior Corporate Counsel, General Counsel or CFO (in the case of purchases or sales by the CFO, General Counsel or Senior Corporate Counsel, the Trading Certification must be approved by one of the other two).

An entity would be a significant customer or supplier of RBC if its business with RBC constitutes either a material or important portion of RBC’S business or a material or important portion of the business of the entity.

D.	Subject Persons must not adopt or amend a securities trading plan pursuant to Rule l0b5-1 under the Securities Exchange Act of 1934 with respect to the securities of RBC unless

1.	At the time the Rule 10b-1 plan or plan amendment is entered into, the Subject Person is not aware of material nonpublic information regarding RBC or any of the Company’s securities,

2.	the Subject Person has first signed and delivered a Trading Certification (see attached Exhibit A) and the Rule 10b-1 plan or plan amendment to RBC’s Senior Corporate Counsel, General Counsel or CFO, and

3.	such Trading Certification and plan or plan amendment has been approved by, RBC's Senior Corporate Counsel, General Counsel or CFO (in the case of the adoption or amendment of a Rule l0b5-1 plan by the CFO, General Counsel or Senior Corporate Counsel, the Trading Certification and plan or plan amendment must be submitted to, and approved by, one of the other two).

E.	No Subject Person may buy or sell RBC securities, or adopt or amend a Rule I0b5-1 trading plan, at any time during the "blackout" period beginning on the last day of RBC’s fiscal quarter and ending at the start of the third (3rd) business day after the public release of RBC’s financial results for such quarter. This restriction applies whether or not the Subject Person possesses specific material, non-public information. RBC's General Counsel or CFO may impose trading "blackouts" at other times as they deem appropriate.

F.	Notwithstanding Paragraph E, a Subject Person may buy or sell RBC securities during a trading blackout period when the transaction is

1.	made pursuant to, and strictly in accordance with the terms of, an effective Rule I0b5-1 trading plan previously approved pursuant to Paragraph IV.1.D, subject to the requirement in Paragraph IV.1.G, and

2.	in compliance with all applicable securities laws.

G.	RBC will have the right at any time and in any manner to publicly disclose (or to require the Subject Person to disclose) the existence of any Rule l0b5-1 trading plan and the contents thereof in such manner as RBC considers appropriate.

2.	OFFICERS AND DIRECTORS: Officers and Directors must file any required beneficial ownership forms in compliance with applicable securities laws. A summary of such requirements is set forth on attached Exhibit B.

3.	STOCK OPTIONS: When exercising stock options, the person must fill out the RBC Option Exercise Form (available from RBC’s Senior Corporate Counsel), identifying (a) the grant date of the options, (b) the number of options to be exercised, and (c) the option exercise price, and then submit the form to RBC’s Senior Corporate Counsel, General Counsel or CFO for approval. If the option exercise will be “cashless” (i.e., the option shares will be immediately sold to generate proceeds to pay the option exercise price and applicable withholding), then the person also must comply with the Trading Certification process set forth in Paragraph IV.1.B.

4.	Rule 10b5-1 Plans:

A.	Once a Rule 10b5-1 trading plan is adopted by a Subject Person, such Subject Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

B.	Once a Rule 10b5-1 trading plan is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade thereunder. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (a) 90 days following the Rule 10b5-1 Plan adoption or modification or (b) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.

C.	A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (a) they are not aware of any material nonpublic information; and (b) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

D.	All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

V.	APPROVALS

Approval by RBC’s Senior Corporate Counsel, General Counsel or CFO of a purchase or sale of securities or of the adoption or amendment of a Rule I0b5-1 trading plan is limited to determining whether the matter is in accordance with certain securities regulations, but does not constitute assurance that the matter is in accordance with all applicable laws. The Subject Person is ultimately responsible for complying with all applicable laws when trading securities and neither RBC nor its Senior Corporate Counsel, General Counsel or CFO will have any responsibility to the Subject Person or any other person or entity in connection with such trades.

Any modification (other than a nonsubstantive modification such as a change in contact information), repeal or replacement of this policy must be approved by the RBC Board of Directors.

All inquiries, including inquiries as to whether an entity is a significant customer or supplier of RBC, should be directed to RBC’s Senior Corporate Counsel, General Counsel or CFO.

Whenever seeking information or approval of a Trading Certification or RBC Option Exercise Form, Subject Persons should first contact the Senior Corporate Counsel, then the General Counsel if the Senior Corporate Counsel is unavailable, and then the CFO if both the Senior Corporate Counsel and General Counsel are unavailable.

VI.	Prohibition Against Short Selling

It violates Company policy for any Subject Person of the Company to sell any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation unless such sale is approved in writing by RBC’s Senior Corporate Counsel, General Counsel or CFO.

VII.	Prohibition Against Trading in Derivatives

It violates Company policy for any Subject Person to purchase, sell or engage in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. This prohibition does not, however, apply to any exercise of Company stock options or warrants pursuant to the Company’s equity incentive plan or any other benefit plan that may be adopted by the Company from time to time, any sale of Company stock in connection with any cashless exercise (if otherwise permitted), or payment of withholding tax upon the exercise, of any such stock option or warrant.

VIII.	CONTACT INFORMATION

A.	RBC’s Senior Corporate Counsel, General Counsel or CFO may be reached as follows:

●	Senior Corporate Counsel at (xxx) xxx-xxxx or xxxxxxxxx@rbcbearings.com

●	General Counsel at (xxx) xxx-xxxx or xxxxxxxxx@rbcbearings.com

●	CFO at (xxx) xxx-xxxx or xxxxxxxxx@rbcbearings.com.

B.	If a shareholder has questions about this policy or their equity grants, they may contact the Senior Corporate Counsel at (xxx) xxx-xxxx or xxxxxxxxx@rbcbearings.com.

C.	For contact information at Merrill Lynch refer to the RBC Equity Program – Merrill Lynch Contact List (attached Exhibit D).

IX.	REFERENCES

A.	Exhibit A: Trading Certification

B.	Exhibit B: Beneficial Ownership Forms Required by the SEC

C.	Exhibit C: Listing of Subject Persons

D.	Exhibit D: Merrill Lynch Contact List

Exhibit A

TRADING CERTIFICATION

The undersigned hereby certifies to RBC Bearings Incorporated as follows:

1.	I intend to engage in one of the following transactions:

☐	purchase or sale of RBC stock in the open market through a broker

☐	adoption of a stock trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 with respect to RBC Bearings stock---a copy of such stock trading plan is attached hereto

☐	purchase or sale of securities of one of RBC’s significant customers or vendors in the open market through a broker

☐	purchase or sale of securities of one of RBC’s significant customers or vendors other than in the open market through a broker

☐	purchase or sale of a put or call or other derivative security involving RBC or one of RBC’s significant customers or vendors

☐	gift of RBC stock to independent charity

2.	As of the date hereof, I do not possess any material nonpublic information regarding RBC Bearings (or the customer or vendors whose securities are the subject of my transaction). As used herein “material nonpublic information” means any information concerning RBC (or the relevant customer or vendor) not previously disclosed to the public by press release, public filing or other public means that a reasonable investor or shareholder would consider important in making a decision to buy or sell the securities in question.

3.	If I become aware of any material nonpublic information regarding RBC (or the customer or vendors whose securities are the subject of my transaction) prior to the completion of my purchase or sale or the implementation of my stock trading plan, as relevant, I will (i) immediately terminate such sale, purchase or implementation and (ii) promptly notify RBC’s General Counsel.

4.	My transaction is being made in accordance with the terms of RBC’s Policy No. A.1.3 “Trading in Stock of RBC Bearings Incorporated.”

IN WITNESS WHEREOF, I have executed this Certification in good faith as of _______________, 20__.

Signature	____________________________________

Name	____________________________________

APPROVED (one signature required) – good for five (5) business days after the date of this certificate

Vice President and CFO __________________________________ (xxx-xxx-xxxx)

Vice President and General Counsel __________________________________ (xxx-xxx-xxxx)

Senior Corporate Counsel __________________________________ (xxx-xxx-xxxx)

Exhibit B

Beneficial Ownership Forms Required by the SEC

Section 16 of the Exchange Act and the SEC’s rules thereunder require all of the executive officers, directors and greater than 10% stockholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership.

A Form 3 must be filed within 10 days of becoming an executive officer or director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.

A Form 4 must be filed to report acquisitions and dispositions of Company securities, including (a) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options), (b) any transfers to or from indirect forms of ownership, such as transfers to trusts, (c) any transfers pursuant to bona fide gifts, and (d) any intra-plan transfers involving Company securities held under pension or retirement plans. The Form 4 must also indicate if a transaction occurred under a Rule 10b5-1 plan and, if so, the plan’s adoption date. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). The SEC rules provide for a limited exception to the two business day filing requirement in the case of prearranged trading programs and any intra-plan transfers involving Company securities held under the Company’s pension or retirement plans, in each case for which the officer or director does not select the date of execution. In those cases, a Form 4 must be filed with the SEC within two business days following the date on which the officer or director is notified of the transaction. However, if the officer or director does not receive notification by the third business day following the actual trade date, then the third business day is deemed to be the date of execution. Consequently, it is important that officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an officer or director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an officer or director (e.g., an open market sale within six months of a purchase).

A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an executive officer or director at any time during the fiscal year to report (i) certain small acquisitions of Company securities, (ii) certain miscellaneous transactions, such as gifts or inheritances and (iii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the officer or director involved, transactions normally reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.

Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. The Company has established a program to assist executive officers and directors in preparing and filing these forms, though the ultimate responsibility for these forms shall be with the reporting persons. The forms will be signed off by the General Counsel, Assistant General Counsel, and Corporate Accounting before being filed.

Note that the beneficial ownership reporting requirements do not apply to all senior personnel of the Company. These requirements, as well as the “short-swing” profit disgorgement provisions, apply only to executive officers and directors of the Company. The term “officer” is specifically defined for Section 16 purposes, and includes the principal officers of the Company and may include officers of subsidiaries. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the Chief Financial Officer or Senior Corporate Counsel.

EXHIBIT C

LISTING OF SUBJECT PERSONS

●	Any RBC Director

●	Any RBC Officer

●	Any RBC employee or outside consultant who receives restricted stock or stock options under RBC’s equity incentive plan